PROSPECTUS DATED DECEMBER 17, 1998                      PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT                                 DATED DECEMBER 14, 2000 TO
DATED AUGUST 15, 2000                   REGISTRATION STATEMENT NO. 333-68283 AND
                                         REGISTRATION STATEMENT NO. 333-68283-01
                                                                  RULE 424(B)(3)


                               AMB PROPERTY, L.P.

                                MEDIUM-TERM NOTE
                                  (FIXED RATE)

-------------------------------------------------------------------------------

PRINCIPAL AMOUNT:  $150,000,000

PRICE TO PUBLIC:  99.857%

AGENT'S DISCOUNT OR COMMISSION:  0.600% ($900,000)

NET PROCEEDS TO US:  99.257% ($148,885,500)

INTEREST RATE:  7.20%

MATURITY DATE:  December 15, 2005

ORIGINAL ISSUE DATE:  December 19, 2000

TRADE DATE:  December 14, 2000

EXCHANGE RATE AGENT:
    [X]  State Street Bank and Trust Company of California, N.A.
    [ ]  Other

INTEREST PAYMENT DATES:  June 15 and December 15, commencing June 15, 2001

REGULAR RECORD DATES:  May 31 and November 30, commencing May 31, 2001

SPECIFIED CURRENCY:
    [X]  United States Dollars
    [ ]  EURO
    [ ]  Composite Currency:
    [ ]  Other:        Principal Financial Center:

AUTHORIZED DENOMINATION:
    [X]  $1,000 or integral multiples thereof
    [ ]  Other

REDEMPTION:
    [X]  The Note cannot be redeemed prior to maturity
    [ ] The Note may be redeemed at the option of the Operating Partnership prior to maturity Redemption
            Commencement Date:
            Initial Redemption Percentage:
            Annual Redemption Percentage Reduction:

    REPAYMENT:
    [X]  The Note cannot be repaid prior to maturity
    [ ] The Note may be repaid prior to maturity at the option of the Holder of the Note

           Optional Repayment Date(s):
           Repayment Price:

DISCOUNT NOTES:     [ ]  Yes      [X]  No
    Issue Price:
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

FORM:     [X]  Book-Entry     [ ]  Certificated

AGENT:
    [X]  Morgan Stanley Dean Witter
    [ ]  Banc of America Securities LLC
    [ ]  Banc One Capital Markets, Inc.
    [ ]  Chase Securities Inc.
    [ ]  Merrill Lynch & Co.
    [X]  J.P. Morgan Securities Inc.
    [ ]  Salomon Smith Barney

AGENT'S CAPACITY:     [ ]  Agent     [X]  Principal

ADDENDUM ATTACHED:     [ ]  Yes      [X]  No

OTHER/ADDITIONAL PROVISIONS: The notes will initially be limited to $150,000,000 in aggregate principal amount. We may create and issue additional notes with the same terms as the notes issued hereunder so that the additional notes will be combined with this initial issuance of notes.

RECENT DEVELOPMENTS: On November 30, 2000 we filed a current report on Form 8-K with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 announcing the acquisition of the following properties by us and by our affiliate, AMB Institutional Alliance Fund I, L.P., from unrelated third parties in unrelated transactions.

                     In June 2000, we acquired the JFK Air Cargo Portfolio, located in New York, NY, for approximately $103,700,000 paid in cash and in September 2000, we invested approximately $160,600,000, consisting of approximately $87,950,000 in cash and approximately $72,650,000 of assumed debt, in the acquisition of the Beacon Centre, located in Miami, FL. For financial reporting purposes, we acquired a portion of the Beacon Centre property through a special purpose entity and title to that portion of the property is expected to transfer from the special purpose entity to us before March 27, 2001. In November 2000, we acquired the AFCO Air Cargo Portfolio for a total purchase price of approximately $98,900,000, consisting of approximately $48,200,000 in cash, approximately $48,400,000 of assumed debt and 2,300,000 of our partnership units. In addition, from January 1, 2000 through November 22, 2000, we acquired 34 other industrial buildings for an aggregate purchase price of approximately $155,000,000, consisting of approximately $151,100,000 in cash and approximately $3,900,000 of assumed debt.

                     On December 14, 2000, we filed an amendment to the November 30, 2000 current report on Form 8-K attaching the financial statements and the pro forma financial information with respect to the acquired properties.


                                       2